Exhibit 4.3

Lang Michener LLP

Lawyers – Patent & Trade Mark Agents

BCE Place, 181 Bay Street, Suite 2500

P.O. Box 747

Toronto ON M5J 2T7

Canada

Telephone:   416-360-8600

Facsimile:    416-365-1719

July 17, 2007

Teck Cominco Limited

Suite 600

200 Burrard Street

Vancouver, British Columbia

V6C 3L9

Dear Sirs:

Re:                             Take-Over Bid Circular dated July 17, 2007

We hereby consent to the references to our name contained under the heading “Legal Matters” and to our opinion contained under “Certain Canadian Federal Income Tax Considerations” in (i) the Circular accompanying the Offer dated July 17, 2007 made by Teck Cominco Limited (“Teck”) to the holders of Aur Resources Inc. common shares and (ii) the Registration Statement on Form F-8 of Teck filed with the United States Securities and Exchange Commission on July 17, 2007.

Yours truly,

/s/ Lang Michener LLP

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